UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 6, 2013

Commission File Number: 001-35317

Atlas Resource Partners, L.P.

(Exact name of registrant as specified in its chapter)

Delaware	45-3591625
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Pittsburgh, PA 15275

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (800) 251-0171

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, on July 31, 2013, Atlas Resource Partners, L.P. (the “Partnership”) entered into the Second Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto (the “Credit Agreement”). The Credit Agreement provides for a senior secured revolving credit facility with a syndicate of banks. The Partnership’s borrowing base is scheduled for semi-annual redeterminations on May 1 and November 1 of each year. On December 6, 2013, pursuant to a recommendation from the administrative agent under the Credit Agreement, the Partnership entered into the First Amendment to the Credit Agreement (the “Amendment”). The Amendment:

•	set the borrowing base to $735.0 million, and

•	set the ratio of Total Funded Debt (as defined in the Credit Agreement) to EBITDA (as defined in the Credit Agreement) (or, in the case of quarters ending on or before December 31, 2013, Annualized EBITDA) to be 4.50 to 1.0 as of the last day of the quarters ending December 31, 2013, March 31, 2014 and June 30, 2014, 4.25 to 1.0 as of the last day of the quarter ending September 30, 2014, and 4.00 to 1.0 as of the last day of each quarter thereafter.

The Amendment was approved by the lenders and was effective on December 6, 2013. The Partnership’s outstanding balance was $425.0 million at September 30, 2013.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

The Partnership was informed that the staff of the Securities and Exchange Commission did not have further comment to its Form 10-K for the fiscal year ended December 31, 2012 or other reports under the Securities Exchange Act or the Partnership’s Registration Statement on Form S-4 for its 7.75% Senior Notes due 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ATLAS RESOURCE PARTNERS, L.P.

By: Atlas Resource Partners GP, LLC, its general partner

	By:	/s/ Sean McGrath
	Name:	Sean McGrath
Date: December 12, 2013	Its:	Chief Financial Officer